Exhibit 99.1

Tapestry Announces Departure of Kate Spade CEO & Brand President

NEW YORK--(BUSINESS WIRE)--December 12, 2019--Tapestry, Inc. (NYSE: TPR), a leading New York-based house of modern luxury accessories and lifestyle brands, today announced that Anna Bakst, the Chief Executive Officer and Brand President of Kate Spade, will be departing the Company at the end of the calendar year. The Company has commenced a search for her successor. During the interim period, Joanne Crevoiserat, Tapestry’s Chief Financial Officer, will have direct oversight of Kate Spade’s strategy and operations, working closely with the brand’s senior leadership team.

“We thank Anna for the passion and commitment she has brought to her work at Kate Spade,” said Jide Zeitlin, Chairman and Chief Executive Officer of Tapestry, Inc. “We are moving ahead quickly with a search process. Our strong Kate Spade leadership team, working with Joanne, will take the business forward aligned with Nicola Glass’s creative vision. Quarter-to-date, Kate Spade’s performance is on track and we are confident in our ability to meet our holiday season goals. We look forward to providing details about our second quarter results during our upcoming earnings call in February.”

Tapestry, Inc. is a New York-based house of modern luxury lifestyle brands. The Company’s portfolio includes Coach, Kate Spade and Stuart Weitzman. Our Company and our brands are founded upon a creative and consumer-led view of luxury that stands for inclusivity and approachability. Each of our brands are unique and independent, while sharing a commitment to innovation and authenticity defined by distinctive products and differentiated customer experiences across channels and geographies. To learn more about Tapestry, please visit www.tapestry.com. The Company’s common stock is traded on the New York Stock Exchange under the symbol TPR.

This information to be made available in this press release may contain forward-looking statements based on management's current expectations. Forward-looking statements include, but are not limited to, statements that can be identified by the use of forward-looking terminology such as "may," "will," “can,” "should," "expect," "intend," “commence,” "estimate," "continue," "project," "guidance," "forecast," “outlook,” “roadmap,” "anticipate," “excited,” “moving,” “leveraging,” “capitalizing,” “developing,” “drive,” “targeting,” “assume,” “plan,” “build,” “pursue,” “maintain,” “are confident,” “on track,” “well positioned to,” “look forward to,” “looking ahead,” “to acquire,” “achieve,” “strategic vision,” “growth opportunities” or comparable terms. Future results may differ materially from management's current expectations, based upon a number of important factors, including risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs and successfully execute our ERP implementation and growth strategies, our ability to achieve intended benefits, cost savings and synergies from acquisitions, the risk of cybersecurity threats and privacy or data security breaches, and the impact of tax legislation, etc. Please refer to the Company’s latest Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors. The Company assumes no obligation to revise or update any such forward-looking statements for any reason, except as required by law.

Contacts

Tapestry, Inc.
Analysts & Media:
Andrea Shaw Resnick
Global Head of Investor Relations and Corporate Communications
212/629-2618
aresnick@tapestry.com
Christina Colone
Vice President, Investor Relations
212/946-7252
ccolone@tapestry.com